December 22, 2004



Mr. Joseph W. McGrath
c/o Unisys Corporation
Unisys Way
Blue Bell, Pennsylvania  19424


Dear Mr. McGrath:

You are presently employed by Unisys Corporation (the "Corporation") as President and Chief Operating Officer. Effective January 1, 2005, you will become President and Chief Executive Officer of the Corporation. This letter agreement (the "Agreement") describes the terms and conditions of your employment with the Corporation on and after January 1, 2005 and through December 31, 2007. The effective date of this Agreement is January 1, 2005. The provisions of this Agreement are as follows:

1.  Base Salary.  You will serve as President and Chief Executive
Officer of the Corporation with a base salary at the annual rate of not less than $900,000 per year, effective January 1, 2005. Your base salary level will be reviewed periodically by the Compensation Committee (the "Committee") of the Board of Directors or its successor.

2. Annual Bonus. You will participate in the Executive Variable Compensation ("EVC") Plan (or any successor bonus plan) and your target will not be less than 100% of your annual paid salary. The actual EVC paid to you, if any, will be determined by the Board of Directors in its sole discretion after receiving a recommendation from the Committee, and will be based on such factors as the Board and the Committee deem appropriate. Your actual EVC payments, if any, will be made in cash at the time of the award, subject to your election to defer receipt of all or any portion of the EVC award in accordance with the terms of the Unisys Corporation Deferred Compensation Plan (or any successor deferred compensation program).

3. Long-Term Incentive Awards. (a) On the date that this Agreement is executed both by you and by the Corporation, you will receive a stock option grant under the terms of the 2003 Unisys Long-Term Incentive and Equity Compensation Plan ("2003 LTIP")for 250,000 shares of Unisys common stock, which will vest 25% per year starting on the first anniversary of the date of grant. The option price for this grant will be the Fair Market Value (as defined in the 2003 LTIP) of Unisys common stock on the date of grant.

       (b) You will be eligible to receive stock option awards under the terms of the 2003 LTIP, or any successor equity compensation plan, and will receive stock option awards in each year in which such awards are made to other executive officers generally. You will also be eligible to receive long-term performance awards, restricted share (or restricted share unit) awards and any other incentive award under the terms of the 2003 LTIP, or any successor thereto, in each year in which such awards are made to executive officers generally.

4. Benefit Programs; Perquisites. During your employment hereunder, you will participate in the retirement, welfare, incentive, fringe and perquisite programs generally made available to executive officers of the Corporation and at such benefit levels appropriate for the President and Chief Executive Officer of the Corporation.

5. Service on Other Boards. During the term of your employment hereunder, you shall render your full-time attention to the business affairs of the Corporation. You may serve on the board of directors of other companies only as expressly approved in advance by the Board of Directors of the Corporation in its discretion.

6. Death or Disability. In the event of your disability or death, all future compensation under this Agreement (other than those amounts and benefits described in the following sentence) shall terminate. You or your estate shall receive (a) if termination of employment by reason of disability or death occurs prior to the EVC payout date for the previous EVC award year, an EVC award for such previous award year determined under Section 2 as if you had continued to be employed through the EVC payout date, such payment to be made at the same time that such EVC payment would have been made had you continued to be employed, (b) an annual EVC award for the year in which your employment is terminated by reason of disability or death in an amount equal to a pro rata portion, based on the period of service rendered in such year, of the EVC amount paid for the previous year, (c) benefits under the retirement, welfare, incentive, fringe and perquisite programs generally available to executive officers upon disability or death and (d) any deferred account balance under the Unisys Deferred Compensation Plan (or any successor deferred compensation program) in accordance with the terms of such plan. For purposes of this Agreement, disability means a mental or physical injury or illness that renders you incapable of substantially performing your duties hereunder for a period of six consecutive months and shall commence for purposes of this Agreement at the end of such six-month period. In the event of your disability or death, you will be entitled to the benefits described in this Section 6, and not those described in Section 7.

7.  Termination of Employment.

       (a) Your employment may be terminated by the Corporation at any time with or without cause. In the event that you are terminated for "cause" (as defined below) or you terminate your employment for other than "good reason" (as defined below), no further amounts shall be paid to you hereunder except as otherwise provided under the normal terms of the retirement, welfare, incentive, fringe, and perquisite programs in which you participated at your date of termination.

       (b) Upon termination by the Corporation without cause or your termination for good reason, you shall be entitled to the following:

       (1) An amount equal to 100% of the compensation payable for the remaining term of employment hereunder as if you had continued to work through such remaining term of employment, but in no event less than one year's compensation. For purposes of this Section 7(b), compensation consists of base salary (at its then current rate on the date of termination) and annual bonus (in an amount equal to the average percentage of your target bonus paid for the three years preceding your date of termination times your target
bonus amount as in effect at your date of termination).   Such
termination payments shall be paid in the same manner and at the same times as the salary and annual bonus due hereunder during employment.

       (2) Continued participation, at the same costs applicable to active employees, through attainment of age 55, or, if later, through the remaining term of this Agreement, in the Unisys Medical and Dental Plans (or, if such participation is prohibited by applicable law or the terms of the plans, participation in arrangements that will provide benefits substantially similar to those available under the Unisys Medical and Dental Plans) for you and your eligible dependents, subject, however, to the generally applicable terms of such plans;

       (3) Upon attainment of age 55, you shall be entitled to receive the post-retirement medical and post-retirement life insurance coverage generally available to other retired executive officers;

       (4) Immediate and full vesting in all stock options, restricted shares and other awards made under the 2003 LTIP (or under any predecessor or successor incentive plan thereto); for purposes of stock option, SAR and other equity-based award exercise rights under the applicable incentive plans, you shall be treated as if your date of termination were your normal retirement date;

       (5) A noncontributory retirement benefit calculated under the terms of the Unisys Elected Officer Pension Plan (or any successor pension plan thereto) as if you had satisfied the vesting requirements described in the Plan and as if you had continued employment through the remaining term of this Agreement. Such benefit will be payable at such times and in such manner as is prescribed under the terms of the Elected Officer Pension Plan.

       (c) For purposes of this Section 7, "cause" shall mean intentional dishonesty or gross neglect of your duties. "Good reason" shall mean (i) a reduction in your aggregate compensation target (base salary plus bonus target), as such amounts may be increased during the term of this Agreement, unless such reduction is due to your continued failure to adequately perform your duties (provided that the Corporation has provided you notice identifying the manner in which the Corporation believes that you have failed to adequately perform your duties, and you have failed to discontinue your inadequate performance within 90 days of receiving such notice) or is due to a reduction in compensation generally applicable to executive officers or (ii) a reduction in your duties or authority or your removal as Chief Executive Officer of the Corporation or its successor, unless such reduction or removal is for cause, as defined above, or is on account of your inability to substantially perform your duties for an aggregate of 120 days within any consecutive 12 month period due to a mental or physical injury or illness, and provided that your resignation occurs within 120 days after such reduction or removal.

       (d) You shall not be entitled to receive payments under the Unisys Income Assistance Plan or any successor severance or income assistance plan generally applicable to employees of the Corporation.

       (e) The payments specified in this Section 7 will be reduced by the amount of cash compensation, if any, earned by you if you become "employed" (as defined below) after your termination of employment with the Corporation. You will promptly advise the Senior Vice President, Worldwide Human Resources of the Corporation of any facts that could cause such a reduction in the amounts payable to you under this Section
7. Upon written notice from the Corporation, you will promptly reimburse to the Corporation any overpayments made to you as a result of your receipt of the cash compensation described above. For purposes of this Section 7, you will be considered to be "employed" if you provide services to any other entity as an employee, independent contractor, consultant, officer or director (provided that service as an outside director of another entity will not be considered as employment to the extent that the fees received by you for such services are based on the same fee structure as is paid to other outside directors of the entity).

       (f) In the event that you become entitled to termination payments under this Section 7 and payments under your Executive Employment Agreement dated January 5, 1999 (the "Executive Employment Agreement"), then you shall not receive duplicate payments under both agreements. Instead, if you are entitled to benefits under both agreements, the provisions of this Agreement as to any matter or the corresponding provisions of your Executive Employment Agreement, whichever is more favorable to you or provides you with the greater benefit as determined by a nationally recognized accounting firm mutually agreed to by the parties, shall be used in determining your status, compensation and benefits, and other rights and obligations.

8. Conduct after Termination. (a) From and after the termination of your employment for any reason and for a period equal to the greater of
(i) 12 months from the date of termination of your employment or (ii) the period during which the Corporation is actually making payments to you under Section 7(b)(1) above (it being understood that you may notify the Corporation at any time after one year from the date your employment terminates that you no longer wish to receive such payments, and the Corporation will honor such request):

       (1) You shall not engage in or become employed as a business owner, employee, agent, representative or consultant in any activity which is in competition with any line of business of Unisys (or its subsidiaries or affiliates) existing as of your termination date, except with the express prior written consent of the Committee, provided, however, you shall be deemed not to be in competition for purposes of
Section 8 of this Agreement (A) if you are an employee of or a consultant to an entity a unit of which is in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that any unit that is in competition with Unisys and any director, officer, employee, consultant or other representative of such unit cannot directly or indirectly avail itself or themselves of your services, (B) if you are an employee of or a consultant to an entity that provides consulting services to other entities, one or more of which are in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that no entity that is in competition with Unisys nor any director, officer, employee, consultant or other representative of such unit can directly or indirectly avail itself or themselves of your services, (C) if you invest in securities which are listed for trading on a national exchange or NASDAQ and your investment does not exceed 1% of the issued and outstanding shares of stock or (D) if you acquire an ownership interest in a non-public company, provided that such ownership represents a passive investment;

       (2) You shall not negatively comment publicly or privately about Unisys (or its subsidiaries or affiliates), any of its products, services or other businesses, its present or past Board of Directors, its officers, or employees, nor shall you in any way discuss the circumstances of your termination of employment, except that (A) you may give truthful testimony before a court or governmental agency, (B) you may make comments about the circumstances of your termination with the prior written approval of the Corporation, (C) you may respond publicly to any untrue public comment made by the Corporation, (D) you may discuss the circumstances of your termination with your attorneys, your financial and tax advisers, members of your family and any prospective employer, provided that you take all necessary steps to assure that each such person does not, as a result of your discussions with them, make any such negative comment prohibited under this Section 8(a)(2) and (E) you may make comments to an arbitrator or court for the purpose of determining or enforcing your rights under this Agreement or any entitlement under any agreement, plan, award, policy or program with or sponsored by Unisys (or any of its subsidiaries or affiliates);

       (3) You shall not, directly or indirectly, induce or attempt to induce any employee of Unisys (or any of its subsidiaries or affiliates) to render services for any other person, firm or business entity, except that you will be permitted to give recommendations, if requested, for employees seeking employment outside of Unisys;

       (4) Unisys (and its subsidiaries and affiliates) agrees not to negatively comment publicly or privately about you or the circumstances of your termination of employment, except (A) Unisys may give truthful testimony before a court or governmental agency, (B) Unisys may make comments about the circumstances of your termination with your prior written approval, (C) Unisys may respond publicly to any untrue public comment made by you, (D) Unisys may discuss the circumstances of your termination with its attorneys and its financial and tax advisers, provided that it takes reasonable steps to assure that each such person does not, as a result of Unisys discussions with them, make any such negative comment prohibited under this Section 8(a)(4) and (E) Unisys may make comments to an arbitrator or court for the purpose of determining its rights under this Agreement or any agreement, plan, award, policy or program with or sponsored by Unisys (or any of its subsidiaries or affiliates).

  (b) From and after the termination of your employment for any reason, you shall not use, furnish or divulge to any other person, firm or business entity any confidential information relating to Unisys business (or that of any of its subsidiaries or affiliates), or any trade secrets, processes, contracts or arrangements involved in any such business, except (1) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Unisys or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information, (2) to an attorney as necessary to enforce your rights under this Agreement, or any other agreement, plan, policy, award or program with or sponsored by Unisys or
(3) after such information becomes known to the public or within the relevant industry to which such confidential information pertains.

  (c) You and Unisys mutually agree that the obligations contained in this Section 8 are reasonable and necessary for each party's mutual protection and that one party cannot be reasonably or adequately compensated in damages in an action at law in the event that the other party breaches such obligations. You and Unisys expressly agree that, in addition to any other rights or remedies which each may possess, each shall be entitled to injunctive and other equitable relief to prevent a breach of this Section 8 by the other party, including a temporary restraining order or temporary injunction from any court of competent jurisdiction restraining any threatened or actual violation, and you and Unisys each consents to the entry of such an order and injunctive relief and waives the making of a bond as a condition for obtaining such relief. Such right shall be cumulative in addition to any other legal or equitable rights and remedies the parties may have. In addition, in the event that you should materially breach your obligations under
Section 8(a)(2) or you should breach any other obligation described in this Section 8, Unisys shall have the right to terminate any remaining payments due under Section 7(b)(1).

9. Plan Documents; Code of Ethical Conduct. Each of the above-described benefits which are more fully described in an applicable Unisys plan document (including, without limitation EVC, stock option and restricted share award documents) are subject to the terms of such plan or award document (as may be amended by Unisys from time to time) and, except as expressly provided in this Agreement, each such plan document or award document will govern the benefit payable hereunder and thereunder. In addition, you agree that the Unisys policies and procedures applicable to all Unisys employees, including, without limitation, the Unisys Code of Ethics and Business Conduct, shall be applicable to you as in effect as of the date of this Agreement.

10. Successors. This agreement shall be binding upon Unisys and its successors and assigns.

11. Indemnification. You will be entitled to the indemnification rights contained in the Restated Certificate of Incorporation of Unisys Corporation, dated September 27, 1999 and the By-Laws of Unisys Corporation, dated April 22, 2004, as either of them may be amended from time to time. Unisys agrees to maintain directors and officers liability insurance covering you to the extent that Unisys provides such coverage for its other directors and officers.

12. Miscellaneous. Except as expressly set forth herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements. For the avoidance of doubt, your Executive Employment Agreement dated as of January 5, 1999 will continue in full force and effect. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chairman of the Committee or his designee. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of laws.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association. Any arbitration award will be final and conclusive upon the parties, and a judgment enforcing such award may be entered in any court of competent jurisdiction. Costs of arbitration shall be borne by Unisys. Unless the arbitrator determines that you did not have a reasonable basis for asserting your position with respect to the dispute in question, Unisys shall also reimburse you for your reasonable attorneys' fees incurred with respect to any arbitration.

15. Corporate Authority. Unisys represents and warrants that it is fully authorized and empowered to enter into this Agreement. This Agreement and any necessary determination under or modification of, any plan, program or arrangement of the Corporation required by this Agreement, have been authorized by the Board and approved by the Committee.

If the foregoing sets forth our agreement with you, please sign and return to us the enclosed copy of this Agreement.

Very truly yours,



UNISYS CORPORATION                         The foregoing is accepted:




By:  /s/ Henry C, Duques                   /s/ Joseph W. McGrath
     -------------------                   ---------------------
     Henry C. Duques, Chairman                 Joseph W. McGrath
     Compensation Committee
     Board of Directors                    Date:  December 22, 2004

Date:  December 22, 2004